Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 23, 2014, except for signing the commercial agreements as described in Note 13, as to which the date is November 19, 2014, with respect to the combined financial statements of Hess Midstream Partners LP Predecessor, and our report dated September 23, 2014, with respect to the balance sheet of Hess Midstream Partners LP, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-198896) and the related Prospectus of Hess Midstream Partners LP dated November 20, 2014.

/s/ Ernst & Young LLP

Houston, Texas

November 19, 2014